Exhibit (a)(iii)

SUNAMERICA MONEY MARKET FUNDS, INC.

(formerly SunAmerica Money Market Securities, Inc.)

ARTICLES SUPPLEMENTARY

SUNAMERICA MONEY MARKET FUNDS, INC., a Maryland corporation having its principal office in Baltimore City, Maryland (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: (a) Pursuant to authority expressly vested in the Board of Directors of the Corporation by Article SIXTH, Paragraph (1) of the Charter of the Corporation, the Board of Directors has duly divided and classified Two Billion Five Hundred Million (2,500,000,000) authorized shares of capital stock, par value $.001 per share, of the Corporation as a series of Common Stock designated as the “SunAmerica Money Market Fund” and has redesignated all of the currently outstanding shares of the Corporation as shares of the SunAmerica Money Market Fund. The SunAmerica Money Market Fund and any other series of Common Stock which is preferred over all other series in respect of assets specifically allocated to that series as hereinafter provided are hereinafter referred to individually as a “Fund” and collectively as the “Funds”.

(b) Pursuant to authority expressly vested in the Board of Directors of the Corporation by Article SIXTH, Paragraph (1) of the Charter of the Corporation, the Board of Directors has further divided and classified the shares of the SunAmerica Money Market Fund as three classes of shares, which are designated Class A, Class B and Class C shares and shall consist, until further changed, of One Billion (1,000,000,000) Class A shares, One Billion (1,000,000,000) Class B shares, and Five Hundred Million (500,000,000) Class C shares, and further has redesignated all of the currently outstanding shares of the Corporation as Class A shares. Unless provided otherwise by the Board of Directors at the time the shares of any additional Fund are classified, any such additional Fund shall also initially have three classes of shares designated Class A, Class B and Class C.

SECOND: (a) The following is a description of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the Common Stock classified as the SunAmerica Money Market Fund and any additional Fund (unless provided otherwise by the Board of Directors at the time the shares of such additional Fund are classified):

(1) Assets Belonging to Fund. All consideration received by the Corporation from the issue or sale of shares of a particular Fund, together with all assets in which such consideration is invested or reinvested, all income, earnings, profits and proceeds thereof, including any proceeds derived from the sale, exchange or liquidation of such assets, and any funds or payments derived from any investment or reinvestment of such proceeds in whatever form the same may be, shall irrevocably belong to that Fund for all purposes and shall be so recorded upon the books of account of the Corporation. Such consideration, assets, income, earnings, profits and proceeds, together with any general items allocated to the Fund as provided in the following sentence, are hereinafter referred to collectively as “assets belonging to” that Fund. In the event that there are any assets, income, earnings, profits or proceeds which are not readily identifiable as belonging to any particular Fund, such general items shall be allocated by or under the supervision of the Board of Directors to and among any one or more of the Funds established from time to time in such manner and on such basis as the Board of Directors, in its sole discretion, deems fair and equitable; and any general items so allocated to a particular Fund shall belong to that Fund. Each such allocation by or under the supervision of the Board of Directors shall be conclusive and binding for all purposes. The holders of shares of a particular Fund shall not have, and shall be conclusively deemed to have waived, any claims to the assets belonging to any other Fund of which they are not shareholders.

(2) Liabilities of Fund. The assets belonging to each particular Fund shall be charged with the liabilities of the Corporation in respect of that Fund and all expenses, costs, charges and reserves attributable to that Fund; and any general liabilities, expenses, costs, charges or reserves of the Corporation which are not readily identifiable as pertaining to any particular Fund shall be allocated and charged by or under the supervision of the Board of Directors to and among any one or more of the Funds established from time to time in such manner and on such basis as the Board of Directors, in its sole discretion, deems fair and equitable. The liabilities, expenses, costs, charges and reserves allocated and so charged to a particular Fund are hereinafter referred to collectively as “liabilities of” that Fund. Each such allocation by or under the supervision of the Board of Directors shall be conclusive and binding for all purposes. All persons who have extended credit, or who have a claim or contract, which has been allocated to a particular Fund shall look only to the assets belonging to that Fund for payment of such credit, claim or contract.

(3) Dividends and Distributions. The dividend and distribution rights of the shares of each particular Fund are set forth in the Charter of the Corporation.

(4) Voting. The voting powers of the shares of each particular Fund are set forth in the Charter of the Corporation.

(5) Redemption. The terms and conditions of redemption of the shares of each particular Fund are set forth in the Charter of the Corporation.

(6) Liquidation. In the event of the liquidation of a particular Fund, the holders of shares of the Fund that is being liquidated shall be entitled to receive, as a class, when and as declared by the Board of Directors, the excess of the assets belonging to that Fund over the liabilities of that Fund. The holders of shares of any particular Fund shall not be entitled thereby to any distribution upon liquidation of any other Fund. The assets so distributable to the shareholders of any particular Fund shall be distributed among such shareholders in proportion to the number of shares of that Fund held by them and recorded on the books of the Corporation. The liquidation of any particular Fund in which there are shares then outstanding may be authorized by vote of a majority of the Board of Directors, subject to the approval of a majority of the outstanding voting securities (as defined in the Investment Company Act of 1940, as amended (the “1940 Act”)) of that Fund, and without the vote of the holders of shares of any other Fund.

(7) Net Asset Value Per Share. The net asset per share of each particular Fund shall be determined as provided in the Charter of the Corporation.

(8) Equality. All shares of each particular Fund shall represent an equal proportionate interest in the assets belonging to that Fund (subject to the liabilities of that Fund) and each share of any particular Fund shall be equal to each other share of that Fund, except to the extent provided otherwise by the Charter of the Corporation.

(b) The Class A, Class B and Class C shares of each particular Fund shall represent the same interest in that Fund and have identical voting, dividend, liquidation and other rights; provided, however, that notwithstanding anything in the Charter of the Corporation to the contrary:

(1) the Class A, Class B and Class C shares may be issued and sold subject to such different front-end sales loads, contingent deferred sales charges, or front-end sales loads and contingent deferred sales charges as the Board of Directors shall from time to time establish with respect to each such class in accordance with the 1940 Act, the terms of any exemptive order granted by the Securities and Exchange Commission pursuant to the 1940 Act, and applicable rules and regulations of the National Association of Securities Dealers, Inc.;

(2) expenses related solely to a particular class (including, without limitation, distribution expenses under a Rule 12b-l plan and administrative expenses under an administration or service agreement, plan or other arrangement, however designated) shall be borne by that class and shall be appropriately reflected (in the manner determined by the Board of Directors) in the net asset value of, or the dividends and distributions on, the shares of that class;

(3) except as otherwise provided hereinafter, on the first business day of the month following the seventh anniversary of the issuance of Class B shares to a holder thereof, such Class B shares (as well as a pro rata portion of any Class B shares purchased through the reinvestment of dividends and other distributions paid in respect of all Class B shares held by such holder) shall automatically convert to Class A shares of the same Fund on the basis of the respective current net asset values per share of the Class B shares and the Class A shares of that Fund on the conversion date; provided, however, that any conversion of Class B shares shall be subject to the continuing availability of an opinion of counsel to the effect that (i) the assessment of higher distribution fees or transfer agency costs with respect to Class B shares does not result in the Corporation’s dividends or distributions constituting “preferred dividends” under the Internal Revenue Code of 1986, as amended, and (ii) such conversion does not constitute a taxable event under federal income tax law, and the Board of Directors, in its sole discretion, may suspend the conversion of Class B shares if such opinion is no longer available;

(4) as to any matter with respect to which a separate vote of the holders of a particular class of shares of any Fund is required by the 1940 Act, the terms of any exemptive order granted by the Securities and Exchange Commission pursuant to the 1940 Act, or the Maryland General Corporation Law (including, without limitation, approval of any plan, agreement or other arrangement referred to in sub-paragraph (2) above), such requirement as to a separate vote by that class shall apply in lieu of a general vote of all classes; in the event that the separate vote requirement referred to in the preceding clause applies with respect to one or more classes, then, subject to the following clause, the shares of all other classes not entitled to a separate class vote shall vote as a single class; and, except as required otherwise by the 1940 Act, the terms of any exemptive order granted by the Securities and Exchange Commission pursuant to the 1940 Act, or the Maryland General Corporation Law, the holders of a particular class of Fund shares shall not be entitled to vote as to any matter which does not affect the interest of that class; and

(5) the Class A, Class B and Class C shares may have such different exchange privileges as may be provided by the Board of Directors.

THIRD: The foregoing amendment to the Charter of the Corporation does not increase the authorized capital stock of the Corporation.

FOURTH: The aforesaid shares have been duly classified by the Board of Directors pursuant to authority and power contained in the Charter of the Corporation.

IN WITNESS WHEREOF, SunAmerica Money Market Funds, Inc. has caused these presents to be signed in its name and on its behalf by its Executive Vice President and attested by its Secretary on this 23rd day of September, 1993.

SUNAMERICA MONEY MARKET FUNDS, INC.

By:	/s/ Peter A. Harbeck
Peter A. Harbeck, Executive Vice President

Attest:

/s/ Robert M. Zakem
Robert M. Zakem Secretary

THE UNDERSIGNED, Executive Vice President of SunAmerica Money Market Funds, Inc., who executed on behalf of said Corporation the foregoing Articles Supplementary of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said Corporation, the foregoing Articles Supplementary to be the corporate act of said Corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects, under the penalties of perjury.

/s/ Peter A. Harbeck
Peter A. Harbeck,
Executive Vice President